Exhibit 99.2

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Commences Tender Offer and Consent Solicitation

for its 9.5% Senior Notes due 2014

OMAHA, NE, November 9, 2010 – West Corporation today announced that it is commencing a tender offer to purchase any and all of its outstanding $650 million in aggregate principal amount of 9.5% Senior Notes due 2014 (the “2014 Notes”) through a cash tender offer (the “Tender Offer”).

In connection with the Tender Offer, the Company is also soliciting the consents of holders of its 2014 Notes to certain proposed amendments to the indenture governing the 2014 Notes (the “Consent Solicitation”). The primary purpose of the Consent Solicitation and proposed amendments is to eliminate substantially all of the restrictive covenants and certain events of default from the indenture.

The Tender Offer will expire at 12:01 a.m. Eastern time on December 8, 2010 (the “Expiration Date”). Under the terms of the Tender Offer, holders of the 2014 Notes who validly tender and do not validly withdraw their 2014 Notes and consents prior to 5:00 p.m. Eastern time on November 23, 2010, such time and date which may be extended (the “Consent Date”), will receive the total consideration of $1,051.25 per $1,000 principal amount of 2014 Notes, which is equal to the “tender consideration” of $1,021.25 plus the “consent payment” of $30.00. Holders of the 2014 Notes who validly tender and do not validly withdraw their 2014 Notes and consents after the Consent Date, but prior to the Expiration Date, will receive the tender consideration, but not the consent payment. In both cases, holders whose 2014 Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 2014 Notes to, but not including, the applicable settlement date. This press release does not constitute a notice of redemption under the optional redemption provision of the indenture governing the 2014 Notes.

The Tender Offer is contingent upon the satisfaction of certain conditions, including (a) the completion of at least $650 million capital markets transaction and (b) the receipt of requisite consents in order to adopt the proposed amendments to the indenture governing the 2014 Notes. If any of the conditions are not satisfied, West Corporation is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered 2014 Notes and may even terminate the Tender Offer. Full details of the terms and conditions of the Tender Offer and Consent Solicitation are included in the Company’s offer to purchase and consent solicitation, dated November 9, 2010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, at (800) 769-4414 (toll-free) or (212) 269-5550 (collect).

Deutsche Bank Securities Inc. will act as Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Deutsche Bank Securities Inc. at (212) 250-6429 (collect).

About West Corporation

West Corporation is a leading provider of technology-driven, voice-oriented solutions. West offers its clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of global economic trends on the businesses of West’s clients; competition in West’s highly competitive industries; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the loss, financial difficulties or bankruptcy of any key clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; increases in the cost of voice and data services or significant interruptions in these services; the cost of pending and future litigation; extensive regulation affecting many of West’s businesses; security and privacy breaches of the systems West uses to protect personal data; West’s ability to protect its proprietary information or technology; the cost of defending West against intellectual property infringement claims; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; and West’s ability to recover charged-off consumer receivables and decreases in collections in its receivables management business. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the incurrence of significant additional indebtedness by West and its subsidiaries and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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